Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT ANNOUNCES PRELIMINARY FISCAL 2015 FIRST QUARTER NET SALES OF APPROXIMATELY $93 MILLION, EPS BETWEEN $0.91 AND $0.94

—Company to Report Full Financial Results, Host Conference Call on November 3—

Philadelphia, PA — October 23, 2014 — Lannett Company, Inc. (NYSE: LCI) today announced that it expects to report fiscal 2015 first quarter net sales of approximately $93 million and diluted earnings per share between $0.91 and $0.94.  For the prior year first quarter, the company recorded net sales of $45.8 million and net loss attributable to Lannett of $6.0 million, or $0.20 per share, which included a non-recurring pre-tax charge of $20.1 million related to the contract extension with Jerome Stevens Pharmaceuticals, Inc. (JSP).  Adjusted net income, which excludes the impact of the JSP contract renewal charge equal to $12.7 million after-tax, was $6.7 million, or $0.22 per diluted share.  The company said the considerably improved performance was driven by strong gross margin.

Lannett will report full financial results for its fiscal 2015 first quarter on Monday, November 3, 2014 after the market closes.  Lannett management will host a conference call that same afternoon at 4:30 p.m. Eastern to review the company’s performance and answer questions.

The conference call will be available to interested parties by dialing 877-261-8992 from the U.S. or Canada, or 847-619-6548 from international locations, passcode 38313448.  The call will also be available through a live, listen-only audio broadcast via the Internet at www.lannett.com.  Listeners are encouraged to visit the website at least 10 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.  A playback of the call will be archived and accessible on the same website for at least three months.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

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